U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8

                             Registration Statement
                        Under the Securities Act of 1933


                             NATIONAL SORBENTS, INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as specified in charter)



        Nevada                      000-28509                  31-1291923
--------------------------     -------------------     -------------------------
 (State of Incorporation)       (SEC File Number)       (IRS Employer I.D. No.)


                  10139 Commerce Park Dr., Cincinnati, OH 45246
                  ---------------------------------------------
                    (Address of principal executive offices)


                       Legal and Consulting Services Plan

                            (Full Title of the Plan)

                                 Daniel B. Jones
                             10139 Commerce Park Dr.
                              Cincinnati, OH 45246

                     (Name and Address of agent for Service

                                 (513) 860-4144

          (Telephone number, including area code for agent for service)



                         CALCULATION OF REGISTRATION FEE


                                   Proposed        Proposed
Title of          (1)              maximum         maximum
securities        Securities       offering        aggregate        Amount of
to be             to be            price per       offering         Registration
registered        registered       share (2)       price (2)        Fee (3)
----------        ----------       ---------       ---------        ------------
Common            250,000          $     .10       $  25,000        $       6.25
$.001 par         shares
value

(1) Includes an indeterminate number of additional shares which may be issued pursuant to the above plan as a result of any future stock split, stock dividend, or similar adjustment.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee, based upon the average of the bid and asked prices reported on November 13, 2002 by the OTC markets.


                                EXPLANATORY NOTE
                                ----------------

         In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified in Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.


                                     PART II
                                     -------

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which are on file with the Securities and Exchange Commission (the "Commission"), are incorporated in this registration statement by reference:

(a) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, including but not limited to the Company's Annual Report on Form 10-KSB for the year ending December 31, 2001 and Quarterly Report on Forms 10-QSB for the quarters ending March 31, 2002, and June 30, 2002.

         In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of the shares then remaining unsold, will be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of the documents. Any statement contained in a document incorporated or superceded for purposes of this registration statement, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4. DESCRIPTION OF SECURITIES

         Not applicable, the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.


Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters in connection with this registration statement will be passed upon for National Sorbents, Inc. by Wilson Law Offices. This registration statement registers shares which have been authorized for issuance for services rendered under the plan.

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.


         Article 18 of the Articles of Incorporation provides that, "no director of the Corporation shall have personal liability to the Corporation or any of it's stockholders for monetary damages for breach of fiduciary duty as a director or officers involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the directors duty of loyalty to the Corporation or it's stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification."


         Article 7 of the By-Laws provides that, "no Officer or Director shall be personally liable for any obligations of the Corporation or for any duties or obligations arising out of any acts or conduct of said Officer or Director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a Director or Officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a Director or Officer of the Corporation, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him as such Director or Officer, and shall reimburse each such person for all legal and Other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the Provisions of the Nevada Revised Statutes; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he or she may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its Directors, Officers, employees and agents shall be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel."


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

Item 8.  EXHIBITS.

         The  following   documents  are  incorporated  by  reference  from  the
Company's Periodic Report filings, SEC File # 000-28509, as filed with the Securities & Exchange Commission.

Exhibit Number             Description

    (3.1)*                 Articles of Incorporation of National Sorbents, Inc.
    (3.3)*                 By-Laws
    (5.0)                  Opinion of Counsel and consent regarding the legality
                           of the securities  registered under this Registration
                           Statement
    (23.0)                 Consent of Independent Certifying Public Accountant

-------------------
* Previously filed as exhibits to the Form 10-SB filed 12/14/99.


Item 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, Ohio.

Dated: October 29, 2002


                                           NATIONAL SORBENTS, INC.
                                           a Nevada corporation

                                            /s/ Daniel B. Jones
                                           -------------------------------------
                                           Daniel B. Jones
                                           President


Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


Date: October 29, 2002                      /s/ Daniel B. Jones
                                           -------------------------------------
                                           Daniel B. Jones, President, Director

                                            /s/ Leslie E. Jones
                                           -------------------------------------
                                           Leslie E. Jones, Vice Pres., Director